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                                                                      EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                          Year Ended December 31, 1996
                (Dollars in thousands, except per share amounts)

Loss before cumulative effect of change in accounting
     accounting principle, extraordinary item, and
     income taxes                                                   $    (7,377)

Effect of dividends in arrears on preferred stock                        (1,447)
                                                                    -----------

                                                                    $    (8,824)
                                                                    -----------

Average shares outstanding                                            1,051,180

Net effect of the assumed exercise of stock options and
     warrants - based on the modified treasury stock method           4,073,684
                                                                    -----------

                                                                      5,124,864
                                                                    -----------

Loss per share before cumulative effect of change in
     accounting principle, extraordinary item, and income
     taxes                                                          $     (1.72)
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